Exhibit 10.10

LGI HOMES, INC.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), dated             , 2013, by and between LGI Homes, Inc. (the “Company”) and Thomas E. Lipar, a resident of Montgomery County, Texas (“Consultant”). In consideration of the employment of Consultant by the Company and the mutual covenants and conditions herein set forth, the Company and Consultant hereby agree as follows:

1. Appointment and Scope of Service.

The Company hereby retains Consultant as an independent contractor, and Consultant hereby accepts this engagement from the Company, to perform the Services (as hereinafter defined). Except as otherwise provided for herein, the term of this Agreement shall be for a period of three (3) years from the date set forth above (the “Term”).

2. Services.

During the Term, Consultant hereby agrees to act as a consultant to the Company and to provide the Company with Consultant’s knowledge and expertise regarding the residential construction and development industry and market relating to the projects undertaken by the Company, from time to time, as reasonably requested by the Company (“Services”).

3. Compensation.

In consideration of the Services to be performed by Consultant hereunder, the Company will pay to Consultant a consulting fee in an amount not to exceed $100,000 per year (the “Consulting Fee”) payable in monthly installments commencing upon the first day of the Term. Subject to Section 4, Consultant shall not be eligible for any other benefits of the Company (e.g., 401(k), health insurance, and vacation time). Consultant hereby represents and covenants that the Consulting Fee was negotiated at arms-length and represents the going rate that would be set between two unrelated and independent third parties.

4. Reimbursement of Office Expenses.

During the Term, Consultant shall be entitled to reimbursement of his documented, reasonable office expenses, including rental for his current office space. All other expenses incurred by Consultant in the performance of the duties, functions and responsibilities under this Agreement shall be borne by Consultant unless approved in advance in writing by the Company. All compensation and expense reimbursements are subject to audit by the Company upon request by the Company and Consultant agrees to cooperate fully with the Company in the event of such a request.

5. Benefits/Workers’ Compensation.

As an independent contractor, Consultant is not eligible for, and shall not participate in, any employee pension, health, or other fringe benefit plans of the Company. The Company is not responsible for and shall not provide workers’ compensation insurance for Consultant or any employees of Consultant. Consultant shall obtain his or her own insurance coverage or become a non-subscriber pursuant to the provisions of the Texas Workers’ Compensation Act or similar applicable law. This Paragraph 5 shall apply irrespective of whether Consultant is subsequently and/or retroactively reclassified as a common law employee of the Company.

6. Relationship of Parties.

Consultant, in furnishing services to the Company, is providing such Services only as an independent contractor. The parties expressly understand and agree that this Agreement does not create an employer-employee relationship, a partnership relationship or a joint venture relationship among or between any of the parties. Consultant shall not be deemed an agent of the Company or of any other affiliate of the Company. Consultant shall dictate the manner in which the services are performed, provided that such services are completed in a satisfactory and timely manner. Further, Consultant shall not have the right, power or authority to create any contract or obligation, express or implied, on behalf of, in the name of or binding on the Company or its affiliates.

7. Termination.

In the event of a material breach of this Agreement, the Company may terminate this Agreement. Upon termination of this Agreement, the Company agrees to compensate Consultant through the end of the thirty (30) day period following the date the Company provides written notice of termination to Consultant.

8. General Provisions.

a. Governing Law. This Agreement has been executed in Texas and shall be governed by and construed in all respects in accordance with the internal laws of the state of Texas (exclusive of any law applying the laws of any other state) and the United States.

b. Taxes. The Company shall not be responsible for and shall not withhold or pay any federal, state or local income or payroll tax of any kind on behalf of Consultant or any employees of Consultant. Consultant shall not be treated as an employee with respect to the services performed hereunder for federal or state tax purposes. As an independent contractor, Consultant agrees to pay all applicable taxes and agrees to indemnify the Company, and all entities to whom Consultant may be assigned, against any and all liability should Consultant be deemed an employee of the Company or any affiliate of the Company, by any government agency.

c. Assignment. Consultant shall not assign its rights or obligations under this Agreement.

d. Entire Agreement. This Agreement comprises the entire agreement of the parties with respect to the matters contained herein, and supersedes all prior agreements. The parties acknowledge that there are no representations, warranties, agreements, arrangements or understandings with respect to the subject matter hereof other than as expressly set forth in this Agreement.

e. No Obligation to Third Party. Except as otherwise set forth in this Agreement, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, or obligate either of the parties hereto to any person or entity other than each other.

f. Captions. The captions appearing at the commencement of the sections hereof are descriptive only and for convenience and reference. Should there be any conflict between any such captions in the section and the text in the section, the text and not such caption shall control and govern in the construction of this Agreement.

g. Time of Essence. Time is of the essence with respect to all of the terms, provisions, rights and obligations contained in this Agreement.

h. No Partnership, Etc. Nothing in this Agreement shall be construed as making Consultant and the Company partners, joint venturers or members of a joint enterprise, fiduciaries or as creating between the Company and the Consultant any employer-employee relationship.

i. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original with the same effect as if the signatures thereto and hereto were on the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and by the Consultant, to be effective as of the day and year first written above.

CONSULTANT:	COMPANY: LGI HOMES, INC.
By:
Thomas E. Lipar		Eric T. Lipar, Chief Executive Officer

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